Exhibit 99.1

NEWS

RELEASE

2004-19

FOR IMMEDIATE RELEASE

Contact: Doug Aron

(713) 688-9600 x145

FRONTIER OIL ENTERS INTO EXPANDED CREDIT FACILITY

HOUSTON, TEXAS, November 23, 2004 – Frontier Oil Corporation (NYSE: FTO) announced that it has entered into an amended and restated revolving credit agreement with a group of banks led by Union Bank of California, N.A. and BNP Paribas. Commitments under the new working capital facility increased to $225 million from $175 million to allow Frontier greater flexibility in a prolonged high crude oil price environment. The facility is secured by accounts receivable and inventory and is scheduled to mature on June 16, 2008.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 46,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

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10000 MEMORIAL DRIVE, Suite 600 HOUSTON, TEXAS 77024-3411 (713) 688-9600 FAX (713) 688-0616